U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal year ended November 30, 2021

A-Game Beverages, Inc.

(Exact name of issuer as specified in its charter)

Florida	85-3036394	47-3751122
(State of other jurisdiction of	(I.R.S. Employer	(I.R.S. Employer
incorporation or organization)	Identification Number)	Identification Number)

15701 State Road 50, Suite 204, Clermont, Florida 34711

 (Address, including zip code of principal executive office)

(800) 594-1430

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of A-Game Beverages, Inc., a Florida corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the A-Game Beverages, Inc. Offering Circular filed pursuant to Regulation A.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “A-Game”, and the “Company”, means A-Game Beverages, Inc.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the fiscal year ended November 30, 2021. The following statements may be forward-looking in nature and actual results may differ materially.

ITEM 1. DESCRIPTION OF BUSINESS

Business

We were incorporated on September 16, 2020 in the State of Florida. We are a beverage company in the functional US beverages market. We embrace the “functional beverages” market that addresses unmet or newly found consumer needs of hydration. Our products will be offered to a wide range of adult consumers who participate in athletic or leisure activities at any and all levels.

We have elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Significant Developments

●

January 26, 2021. We signed a letter agreement with Guy Conte, a former executive with Coca-Cola, Frito Lay, and Proctor and Gamble, for the period from February 1, 2021 to December 31, 2021 to provide services as our Vice President of Business Development and Sales.

●	October 21, 2021. We signed a letter agreement with Conte Sales for Guy Conte to provide 2021 to provide services as our Vice President of Business Development and Sales.

●	In October 2021, we signed a regional representation agreement with JNazz Corporation, a product distribution company to cover the Northeast United States distribution of our products in grocery stores.

●	In November 2021, we received our first purchase order and became an approved vendor with Ahold Delhaize, a grocery store conglomerate, the first grocery stores of which we were approved for our products are Stop and Shop and Giant Foods.

●	We received approvals from various store chains having approximately 2,000 stores to be a vendor for our A-Game drinks and have those stores carry our products on their shelves.

●	We raised capital of $6,128,000 through the same of 12,087,333 shares from December 1, 2021 through the date of the audit report.

Significant Developments After Year End of November 30, 2021

●	In January 2022, we received our first purchase orders from Stop & Shop, a Ahold Delhaize subsidiary which orders were shipped in January 2022.

●	In January 2022, a Metro New York distribution company, YP Natural. approved our products for distribution to the stores in all five boroughs of New York City.

●	In January 2022, KeHe Distributors, LLC, a national natural food distributor with US warehouses, to facilitate distribution of our products through KeHe.

●	In January 2022, Abraham Foods, a Brooklyn, New York distributor, approved our products for distribution to stores in all five boroughs of New York City

●	In April 2022, Bozzutos, Inc, a Connecticut based distributor, approved our products for distribution to grocery store chains.

●	In May 2022, 3 independent Dr. Pepper distributorships in Arkansas and Oklahoma approved our products for distribution.

●	We received approvals from various store chains having approximately 8,000 stores (including the 2,000 prior to November 30, 2021) to be a vendor for our A-Game drinks and have those stores carry our products on their shelves.

Products

As of November 30, 2021, our products were approved to be on the shelves of the following stores:

●	Stop& Ship (Mid Atlantic and Northeast US) (406 stores)

●	Giant Foods (Mid Atlantic US) (169 stores)

●	The Giant Company (Atlantic) (190 stores)

●	Shaw’s (New England) (133 stores)

●	Star Markets (New England) (21 stores)

We also secured the following distributors to distribute our products:

●	YP Natural (New York City)

●	Abraham Foods (New York City)

After our year end of November 30, 2021 by our third quarter of 2022, our products were approved to be on the shelves of the following additional stores.

●	Publix Supermarkets (1400 stores in Florida, Georgia, Alabama, Tennessee, Virginia, South Carolina (starting in first quarter 2023)

●	Royal Farms, Convenience Stores ( 260 Stores in Mid-Atlantic US)

●	Food Lion Supermarkets– (1,100 stores in SE US) ) (starting in first quarter of 2023)

In total, our products are approved are approved to be on the shelves of approximately 10,000 stores.

A-Game Sports Drink

Our introductory product, “A-Game”, is a hydration beverage containing electrolytes, 8 vitamins, natural flavors, colors, and sweeteners with no artificial ingredients, such as artificial colorings to l be bottled in a 16-ounce thermoplastic bottle in the following flavors: orange/lemon/lime, concord grape, dragon fruit/plum, black cherry pomegranate, strawberry lemon, pineapple/passion fruit. In November 2022, we introduced our sugar free hydration beverages in the same flavors. The bottle covering and label are black in color to protect the drink ingredients from getting degraded due to sun exposure.

Marketing

●	Third Party E-Commerce Site

●	Celebrity sports influencers sponsoring our products via a Sponsor Agreement.

●	In store promotions where A-Game is on store shelves

●	Google ads

●	Facebook ads

●	Instagram ads

Geographic Concentration

For the fiscal year ended November 30, 2021, our products were primarily on the shelves in stores in the Northeast.

As of December 2022, our products are either on the shelves of various stores throughout the US or to be on the shelves as of the first quarter of 2023 throughout the US.

Flavors and Flavoring

We purchase the flavors for our drinks through a flavor supply company that mixes the flavors together into transportable (typically 50 pound) bags, which is then shipped to our bottler to conduct the bottling process.

Raw Materials

We use the following raw materials for our drinks:

●	Water

●	Cane Sugar

●	Honey

●	Sea salt

●	Natural coloring, such as beets

●	Vitamins A, B-2, B-3, B-5, B-6, B-12, C, D-3, E

Bottling Facilities

Our bottler is EBEC, Inc. located in Slidell, Louisiana.

Distribution

We have multiple distribution channels with various distributors throughout the United States.

Target Markets

Our target markets include the below establishments through which we plan to expand our distribution throughout the United States.

●	Food service stores

●	Value stores

●	Specialty chains

●	Club stores

●	Mass merchandisers

●	Convenience stores

●	Drug stores

●	Military

Seasonality of Sales

The beverage industry is characterized as having the highest sales volumes in the second and third fiscal quarters, which correspond to the warmer months of the year.

Competition

The beverage market is highly competitive, and includes international, national, regional, and local producers and distributors, most of whom have greater financial, operational, and management resources than us. Our direct competitors in the functional beverage market include, but are not limited to Gatorade, Powerade, Fit Aid, and Body Armor.

Government Regulation

The production, distribution, and sale of our products in the United States is subject to the Federal Food, Drug and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Occupational Safety and Health Act, various environmental statutes and various other federal, state, and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Because we make no health or other claims on our product labeling, such as energy or weight loss, we do not believe that our products are under FDA regulations.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state, and federal levels, both in the United States and elsewhere.

Employees/Independent Contractors

As of November 30, 2021, we had no employees.

As of November 30, 2021, we had 16 independent contractors, 3 of which are attorneys and 13 of which are marketing personnel.

Intellectual Property

On September 17, 2020, Johnny Damon, our Chairman, through his company, Nitro Beverages, LLC, assigned all intellectual property to us consisting of trademarks and tradenames associated with our A-Game beverage in exchange for 12,000,000 of our Common Stock shares. The intellectual property and the corresponding 12,000,000 Common Stock Shares were recorded in our books and records at $10,133. The Company has continued to invest in trademarks and tradenames, increasing the value to $34,670 at November 30, 2021. The trademarks provide us with our sole right to produce, market, and sell beverages under the A-Game name and other designated trade names. We have the following pending trademark applications with the United States Patent and Trademark Office: A-Game designated as “non-alcoholic beverages, namely, isotonic drinks and sports drinks.”

●	A-Game, Non-alcoholic beverages, namely, isotonic drinks and sports drinks. Non-alcoholic and non-carbonates fruit flavored water; sports drinks enhanced with nutrients; flavored enhanced water; enhanced water; non-alcoholic water-based beverages also containing vitamins; non-alcoholic based beverages also containing electrolytes; non-alcoholic water-based beverages also containing plant extracts; non-alcoholic water-based beverages also containing nutrient)

●	A-Game Junior (Non-alcoholic beverages, namely, isotonic drinks and sports drinks; US Serial 88220686)

●	There’s No Plan B (duplicate image) (footwear; wrist bands as clothing; gloves, hooded sweatshirts; sweatshirts; headwear; socks; T-shirts; sweatpants, shorts; swimsuits; sports bras; underwear; jackets; costs).

We use appropriate measures, such as entering into confidentiality agreements with our bottlers and distributors to maintain the secrecy and proprietary nature of our product formulations. We maintain our product formulations as trade secrets.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto of the Company included in this Filing. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements.

Operating Results

Our net loss for the year ended November 30, 2021 and from September 16, 2020 (inception) through November 30, 2020 was $(1,914,913) and $(37,639), respectively. The $1,877,274 increase in net loss, apart from the shorter time period in 2020, was a $51,712 increase in selling costs, $649,850 increase in marketing and $1,882,775 increase  in general and administrative expenses. Our total operating expenses increased by $1,884,317.

Liquidity and Capital Resources

As of November 30, 2021, the Company had cash and cash equivalents of $193,326. In January 2021, we completed our initial production run and generated revenue of $13,470 for the year ended November 30, 2021. We will have additional capital requirements during 2022 as the Company exponentially increases its distribution channels, production quantities, and administrative infrastructure. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.

Item 3. Directors and Officers

Directors and Executive Officers

The following table lists the names and ages of our executive officers and director. The director(s) will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name	Position Held with Our Company	Age	Year First Elected or Appointed
Randall Greene	Chief Executive Officer/Chief Financial Officer/Director	55	2020
Johnny Damon	Chairman	48	2020
Leslie Ann Wade	Independent Director	56	2021
Timothy I. Sullivan	Independent Director	67	2021
Iain Francis Jackson	Independent Director	53	2021
Bradley Hilton	Director	53	2021
Jeremy Spry	Director	44	2021
Ashley Painter	Director	41	2022
Bo Jackson	Director	60	2022
Richie Webster	Director	48	2022

Randall Greene, Chief Executive Officer/Chief Financial Officer/Director

Randall F. Greene was appointed as our Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Director on September 16, 2020. From July 2014 to present, he has been the Chief Executive Officer of Stahl Faust Immobilien, LLC, a real estate development company. From June 2012 to present, Randall F. Greene has been the Chairman of Bella Collina Community Development District, a governmental entity. From March 2011 to April 2020, he was the Chief Executive Officer of RG Developments and Investments LLC, a real estate development company owned by Randall Greene. From November 2016 to present, he has been the Vice Chairman of Bonnet Creek Resorts. Community Development District, a governmental entity. From September 2019 to present, he has been the Chairman of the Westwood Orange County Convention Center Community Development District, a governmental entity.

Additionally, Randall F. Greene has been associated with the following:

●	CEO, Stahl Faust Immobilien, LLC, a real estate development firm

●	Minority Partner with DCS Real Estate Investments (“DCS”), a real estate development firm

●	Minority Partner with DCS owning the 1900-acre Bella Collina Club and Resort, Bella Collina, Florida

●	Minority Partner with DCS owning the new 516 room JW Marriott Bonnet Creek Resort and Spa at the Walt Disney World Resort in Orlando

●	Minority Partner with DCS owning the 60-acre Sandlake Vista multi use project with 300 luxury apartments, hotel, medical offices, 7/11 store and a self-storage facility in Orlando, Florida.

●	Minority Partner with DCS owning a retail project in Disney’s Celebration project in Celebration, Florida.

●	Minority Partner in the 1200 room Marriott and Westin Towers at the Orange County Convention Center in Orlando, which is in development and construction starting mid-2022.

●	Chairman of the Bella Collina Community Development District (Governmental Entity)

●	Chairman of the Westwood/ OCC Community Development District at the Orange County Convention Center (Governmental Entity)

●	Chairman of the Bonnet Creek Resorts Community Development District at the Walt Disney World Resort Entertainment Complex (Governmental Entity}

Johnny Damon, Chairman of the Board

Johnny Damon was appointed as our Director/Chairman of the Board on September 16, 2020. From 1995 to 2012, Johnny Damon was a professional Major League baseball player, an All-Star in 2002 and 2005, a World Series Champion with the Boston Red Sox in 2004 and the New York Yankees in 2009, and the American League stolen base leader in 2000. Johnny Damon has been self-employed since he retiring baseball and has appeared on TV shows, such as celebrity apprentice, Family Feud, Dancing with the Stars, Below Deck Mediterranean, Tanked, and has been running his Johnny Damon Foundation, a not-for-profit 501(c)3, to raise and donate funds to charitable organizations. The Foundation assists local and national programs that provide leadership and growth opportunities for disadvantaged children at risk. Since 2016, Johnny Damon has been on the President’s Council for sports, fitness, and nutrition.

Leslie Anne Wade

On January 4, 2021, we appointed Leslie Anne Wade as an Independent Director. She is an award-winning communications and marketing expert. Her experience includes: (a) from 2010 to Present, the Managing Director of Wade Media Management, a sports media firm based in New York, New York; (b) from 2010 to 2018, Managing Director of Faldo Enterprises, a sports, branding and golf course design firm based in Windsor England, directing the Nick Faldo brands; (c) from 2010 to 2018, a Managing Director with SVP Communications (CBS Sports) serving as an executive with the sports media division. Leslie Anne Wade received a BA in Communications and English Writing from Saint Mary’s College, Notre Dame, Indiana. In 2003 and 2004, she received the Woman of the Year Award from Garden Sports and Events and the National Football Foundation, respectively.

Timothy I. Sullivan

On January 4, 2021, we appointed Timothy I. Sullivan, Brigadier General (Retired) as an Independent Director. A 1975 graduate of the Citadel, Timothy I. Sullivan has had a distinguished military career from 1976 to 2009, having reached the rank of Brigadier General in 2006.

From July 2005 to 2009, he was the Deputy Commander of Joint Forces Headquarters of Saint Augustine, Florida. From 2005 to 2009, he also has served as the Commander of the 83d Troop Command in Tallahassee, Florida. His past assignments also include Commander, 50th Area Support Group, Team Chief 32nd AAMDC, Commander 1/265 ADA, and Operations Officer 164th Air Defense Artillery. Among his awards and decorations are: Bronze Star, Meritorious Service Medal (with 1 Bronze Oak Leaf Cluster), Army Commendation Medal (with 4 Bronze Oak Leaf Clusters), Army Achievement Medal (with 2 Bronze Oak Leaf Clusters), Army Reserve Components Achievement Medal (with 3 Bronze Oak Leaf Clusters), National Defense Service Medal (with 1 Bronze Service Star), War on Terrorism Expeditionary Medal, War on Terrorism Service Medal, Humanitarian Service Medal, Armed Forces Reserve Medal (with M device), Army Service Ribbon, Army Reserve Component Overseas Training Ribbon (with numeral 2).

Timothy Sullivan was a Commissioner with the Lake County, Florida Commission and retired in 2020.

In 1996, Timothy I. Sullivan he completed the Command General Staff Officer Course and in 2005 he received a Master’s Degree in Strategic Studies from the US Army War College.

Iain Francis Jackson

On January 3. 2021, we appointed Iain Francis Jackson to our Board of Directors. Iain Jackson, a resident of London, England and has over 21 years’ experience in the investment banking and securities area, including: (a) from 2011 to 2018 various positions, including Executive Director with Tradition in New York and London; (b) 2009 to 2018 with Tullet Prebon in London; (c) 2003 to 2005, Head of European Swap Desk with Tullet Price; and (d) from 2018 to present with BGC International in New York and London. He received a BSC Hons Ergonomics and Human Factors Engineering Degree from Loughborough University of Technology and a Post Graduate Degree from Oxford University, St. Anne’s College.

Vincent Edward Jackson (Bo Jackson)

In 2022, we appointed Vincent Edward Jackson as a Director to our Board. Bo Jackson, has been successfully running several businesses over the last three decades, perfecting his strategies and venturing into multiple projects that ultimately led to the creation of Jackson and Partners, LLC a natural foods company based in Naperville, Illinois. As demonstrated by his remarkable success as a professional, two-sport athlete playing in the NFL for the Los Angeles Raiders while simultaneously playing in MLB for the Kansas City Royals. Bo Jackson also won the 1985 Heisman Trophy and is the only athlete in history to be named an All-Star in both sports.

Ashley A. Painter

In 2022, we appointed Ashley Painter as a Director to our Board. Ashley Painter has been a Medical Corp Officer as a Major in the U.S. Army Reserves for the past 23+ years. She is the Founder and President of United Contract Solutions, LLC, an emergency disaster recovery company providing on-site fuel delivery, tents, catering, portable shower units, and other life-supporting needs. She has a Masters of Healthcare Administration and is also the President and CEO of Patriot Government Partners, LLC, a government contracting company, working primarily with the Army Reserves and National Guard for training events.

Richie Webster

In 2022, we appointed Richie Webster to a Director to our Board. Richie Webster is the CEO and owner of Rapid Building Solutions, LLC. He founded the company in 2006, and it has since become a leading design build company specializing in self-storage facilities , and has built around 16 million square feet of self-storage.

Director Independence

We are not currently listed on the Nasdaq Stock Market (or any other trading medium), which requires independent directors. In evaluating the independence of our members and the composition of the committees of our board of directors, we utilize the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. According to the Nasdaq definition, we believe is an independent director because he is not an officer of our company and not a beneficial owner of a material amount of shares of our common stock and has not received compensation from us in excess of the relevant limits. We have determined that Directors Leslie Anne Wade, Ian Francis Jackson, and Timothy I. Sullivan are independent.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any of our directors or officers.

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3.	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.	Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity.

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not yet adopted a Code of Ethics as defined by applicable rules of the SEC. We anticipate that we will adopt a Code of Ethics when we hire employees.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer/Chief Financial Officer.

Name and principal position	Year	Salary*	Bonus	Stock Awards	Option Awards	All other compensation*	Total compensation
Randall Greene CEO/CFO	2020	0	0	0	0	0	0
	2021	0	0	0	0	0	0
	2022	0	0	0	0	0	0

*	Randall F. Greene, our Chief Executive Officer/Chief Financial Officer, has no received any compensation since our inception.

Grants of Plan-Based Awards.

None.

Outstanding Equity Awards at Fiscal Year End.

None.

Potential Payments upon Termination or Change in Control

We do not have any contract, agreement, plan, or arrangement with its named executive officers that provides for payments to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in our control, or a change in the named executive officer’s responsibilities following a change in control.

Retirement Plans

We do not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

Item 4 Security Ownership of Management and Certain Security Holders

PRINCIPAL STOCKHOLDERS

The following tables shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers and (iv) each beneficial owner known to us to be the beneficial owner of more than 5% of any class of our shares. ..

In the table below, beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common and Preferred Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. We currently have no such options or warrants. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The following table sets forth, as of the date of this filing, certain information with respect to the beneficial ownership of our common stock shares, by each stockholder known by us to be the beneficial owner of more than 5% of any class of our securities, and by our current executive officers and directors as a group. The percentage of beneficial voting class shares before and after the offering is calculated by dividing the total outstanding share count of each beneficial owner, into the total of 46,346,000 common stock outstanding as of November 30, 2021.

Name & Address of Beneficial Owner/Officers/Directors	Total Shares Common Stock		Percentage of Outstanding
Officers/Directors

Randall F. Greene	5,000,000		10%
Johnny Damon	22,200,000		47%
Francis Webster*	1,500,000	*	3%
Jeremy Spry	100,000
Total Officers/Directors	32,800,000		60%

Over 5%
Ron Henry***	8,000,000	**	17%
United Contract Solutions, Inc.	4,800,000	***	10%
Total Officers/Directors/Over 5%	40,800,000		70%

*	Francis Webster was issued 1,500,000 for cash consideration pursuant to the Regulation D, 506(b) Offering.
**	Ron Henry was our Director of Production from September 2020 to July 2022.
***	Ashley Painter is the owner of United Contract Solutions and a Director of our Board

Item 5. Interest of Management and Others in Certain Transactions

On September 17, 2020, our Chairman, Johnny Damon, contributed the intellectual property that will serve as our primary product in exchange for 12,000,000 shares of common stock.

We have a noninterest bearing note payable to our Chairman with a maturity date of December 1, 2021. As of November 30, 2021, the balance due on the note was $17,684 and remains unpaid.

We have a 8%(interest ) note payable with Francis Webster with a balance due of $25,000.

We have a 10% interest note payable with Emerging Markets Consulting, LLC with a balance due of $12,000.

On September 17, 2020, we issued 5,000,000 fully vested common shares at $0.0008 per share to our Chief Executive Officer in exchange for his management services.

Capital Structure/Indemnification

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. As of November 30, 2021, there were 46,346,000 shares of our common stock issued and outstanding.

Common Stock: Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the common shares can determine solely, the election of our directors, or any other matters. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available, therefore, cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to pro-rata share in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

None

Options and Warrants

None

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Reports

As a Tier 2, Regulation A filer, we are required to file ongoing reports, including an annual report on form 1-K, and a semi-annual report on form 1-SA

Item 6. Other Information

N/A.

Item 7. Financial Statements

A-Game Beverages, Inc.

Financial Statements

For the years ended November 30, 2021 and November 30, 2020

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

A-Game Beverages, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of A-Game Beverages, Inc. (the “Company”), as of November 30, 2021 and 2020 and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended November 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended November 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenfield and Company, PLLC

We have served as the Company’s auditor since 2020.

Orlando, Florida

February 24, 2023

F-2

A-Game Beverages, Inc.

Balance Sheets

	November 30, 2021	November 30, 2020

Assets
Current Assets
Cash and cash equivalents	$193,326	$191,664
Prepaid expenses	8,675	-
Deposits on contracts	-	60,341
Inventory, net	262,531	-
Total current assets	464,532	252,005

Equipment, net	8,348	-

Other Assets
Deferred offering costs	29,853	4,000
Intellectual property	34,670	14,521
	64,523	18,521

Total assets	$537,403	$270,526

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$231,897	$6,581
Accrued interest	1,000	-
Deposit refunds to non-accredited investors	-	10,250
Notes payable, current portion	120,000	-
Total current liabilities	352,897	16,831

Long-Term Liabilities
Notes payable, long-term portion	25,000	-
Note payable to officer	17,585	17,685
Total long-term liabilities	42,585	17,685

Total liabilities	395,482	34,516

Stockholders’ Equity
Common stock and additional paid-in capital - authorized 100,000,000 shares; no par value; 46,346,000 and 38,155,000 issued and outstanding at November 30, 2021 and November 30, 2020, respectively	2,099,473	273,829
Deficit	(1,952,552)	(37,639)
	146,921	236,190
Less: stock subscriptions receivable	(5,000)	(180)
Total stockholders’ equity	141,921	236,010

Total liabilities and stockholders’ equity	$537,403	$270,526

See accompanying notes to the financial statements

F-3

A-Game Beverages, Inc.

Statements of Operations

		September 16, 2020 (inception) through
	November 30, 2021	November 30, 2020

Sales, net	$13,470	$-

Cost of goods sold	6,427	-

Gross Profit	7,043	-

Operating Expenses
Selling costs	51,712	-
Marketing expenses	680,285	30,435
General and administrative expenses	1,189,959	7,204
Total operating expenses	1,921,956	37,639

Net loss	$(1,914,913)	$(37,639)

Net loss per common share, basic and diluted	$(0.05)	$(0.00)

Weighted average shares outstanding, basic and diluted	40,362,499	37,150,693

See accompanying notes to the financial statements

F-4

A-Game Beverages, Inc.

Statements of Changes in Stockholders’ Equity

	No Par Value Common Stock			Stock
	Number of			Subscriptions
	Shares	Amount	Deficit	Receivable	Total

Balance at September 16, 2020 (Inception)	-	$-	$-	$-	$-

Shares issued to founders	18,000,000	180	-	(180)	-

Shares issued in exchange for intellectual property	12,000,000	10,133	-	-	10,133

Shares issued for professional services	7,125,000	6,016	-	-	6,016

Shares issues in Regulation D offering .25	1,030,000	257,500	-	-	257,500

Net loss	-	-	(37,639)		(37,639)

Balance at November 30, 2020	38,155,000	273,829	(37,639)	(180)	236,010

Settlement of stock subscriptions receivable	-	-	-	180	180

Shares issued for professional services	4,800,000	668,000	-	-	668,000

Shares issued in Regulation D offering .25	2,294,000	573,500	-	-	573,500

Shares issued in Regulation D offering .50	1,010,000	505,000	-	(5,000)	500,000

Shares issued in Regulation A offering 1.00, net of finance costs	87,000	79,144	-	-	79,144

Net loss	-	-	(1,914,913)	-	(1,914,913)

Balance at November 30, 2021	46,346,000	$2,099,473	$(1,952,552)	$(5,000)	$141,921

See accompanying notes to the financial statements

F-5

A-Game Beverages, Inc.

Statements of Cash Flows

		September 16, 2020 (inception) through
	November 30, 2021	November 30, 2020
Operating Activities
Net loss	$(1,914,913)	(37,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,540	-
Stock-based compensation	668,000	6,016
Changes in operating assets and liabilities
Deposits on contracts	60,341	(60,341)
Prepaid expenses	(8,675)	-
Inventory, net	(262,531)	-
Accounts payable	225,316	6,581
Accrued interest	1,000	-

Net cash used in operating activities	(1,228,922)	(85,383)

Investing Activities
Purchase of intellectual property	(20,149)	(4,388)
Purchase of equipment	(10,888)	-

Net cash used in investing activities	(31,037)	(4,388)

Financing Activities
Deferred offering costs	(25,853)	(4,000)
Deposit refunds to non-accredited investors	(10,250)	10,250
Stock subscription receivable	(4,920)	-
Proceeds from note payable to officer	-	17,685
Proceeds from notes payable	145,000	-
Proceeds from issuance of stock	1,157,644	257,500

Net cash provided by financing activities	1,261,621	281,435

Net increase in cash and cash equivalents	1,662	191,664

Cash and cash equivalents at beginning of year	191,664	-

Cash and cash equivalents at end of year	$193,326	$191,664

Supplemental Data

Non-cash investing and financing activities:

Common stock issued in exchange for intellectual property	$-	$10,133

Stock subscription receivable offset against note payable to officer	$100	$-

See accompanying notes to the financial statements

F-6

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 1: DESCRIPTION OF THE BUSINESS

A-Game Beverages, Inc. (the “Company”) was incorporated in Florida on September 16, 2020. The Company operates as one reportable segment consisting of the manufacturing and distribution of its trademarked hydration beverages under the name (“A-Game”).

At November 30, 2020, the Company was still in a startup phase implementing manufacturing and distribution channels and raising capital to fund initial operations. In March 2021, the Company began selling its beverages on Amazon. The Company continues to secure distribution channels and raise capital to fund initial operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position presented have been reflected herein.

Use of Estimates

The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for consistency with current year presentation. These reclassifications had no effect on the reported results of operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly-liquid debt instruments with an original maturity of 90 days or less.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit.

F-7

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, deposits on contracts, accounts payable, and note payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Inventory

Inventory consists of raw materials and finished goods. Costs of finished goods inventory include all costs incurred to bring inventory to its current condition, including inbound freight. Inventory is recorded at the lower of cost or net realizable value using the specific identification method. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to the cost of goods sold to reflect the lower of cost or net realizable value. An allowance is provided for obsolete and slow-moving inventory to write cost down to net realizable value, if necessary. The allowance was calculated based on 10% of inventory.

Inventory consists of the following:

	November 30, 2021	November 30, 2020

Raw materials	$47,482	$-
Finished goods	244,219	-
	291,701	-
Less allowance	(29,170)	-

Total	$262,531	$-

Equipment

Equipment is carried at cost less accumulated depreciation. Expenditures for additions, major renewals, and betterments over $1,000 are capitalized and repairs and maintenance are charged to operations as incurred. Depreciation expense is recognized over the estimated useful lives of the property and equipment using the straight-line method.

F-8

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equipment (Continued)

The components of equipment are as follows:

	Lives (in years)	November 30, 2021	November 30, 2020

Machinery	7	$6,115	$-
Office equipment	3	4,773	-
		10,888
Less accumulated depreciation		(2,540)	-

Total		$8,348	$-

Intellectual Property

The Company accounts for intellectual property in accordance with the guidance of ASC 825. Intellectual property consists of trademarks and tradenames associated with the hydration drink “A-Game” assigned to the Company by the Chairman of the Board (the “Chairman”) in exchange for common stock (NOTE 8). The intellectual property was valued by the Company at the purchase cost incurred by the Chairman. The Company has also capitalized expenditures incurred during the year for additional trademark filings. These trademarks allow the Company the sole right to produce, market, and sell beverages under these names in the United States. As of November 30, 2021 and November 30, 2020 the total of the acquired trademarks was $34,670 and $14,521, respectively. Due to the nature of trademarks, the asset is not subject to amortization and is determined to have an infinite life.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs are deferred. The deferred offering costs are charged to common stock upon the completion of an offering or to expense if the offering is not completed. The Company recognized $7,856 of deferred offering costs against common stock during the year ended November 30, 2021. As of November 30, 2021 and November 30, 2020, the Company had capitalized deferred offering costs of $29,853 and $4,000, respectively.

F-9

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. Long-lived assets and certain intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. As of November 30, 2021 and November 30, 2020, the Company did not recognize any impairment on its long lived assets.

Revenue Recognition

The Company adopted Accounting Standards Update ASU 2014-09, Revenue from contracts with Customers – Topic 606, and all subsequent ASU’s that modified ASC 606. The Company’s trademarked hydration beverages generate net operating revenues by selling ready-to-drink packaged hydration drinks primarily to bottlers and full service beverage bottlers/distributors. In some cases, the Company sells directly to retail grocery and specialty chains, club stores, mass merchandisers, convenience chains, drug stores, foodservice customers, value stores, e-commerce retailers and the military.

The Company recognizes revenue when it satisfies a single performance obligation by transferring control of its products to a customer. Control is transferred when the Company’s products are shipped to the customer. Revenue is recognized at a point in time when shipment is made. The Company’s general payment terms are short-term in duration. The Company does not have significant financing components or payment terms.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740, Accounting for Income Taxes. Tax positions are recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax position is recorded. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Company did not recognize income tax expense during the years ended November 30, 2021 or November 30, 2020 due to the deferred tax asset being fully allowed for.

F-10

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes (Continued)

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations.

When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income. Income tax expense has the sum of current income tax plus the change in deferred tax assets and liabilities.

Advertising Costs

Advertising costs are charged to operations as incurred. Advertising expenses totaled $389,734 and $30,435 for the years ending November 30, 2021 and November 30, 2020, respectively.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718, Stock Compensation. This accounting guidance requires the recognition of the fair value of stock compensation in operations over the vesting period. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock option expense that may materially impact our financial statements for each respective reporting period.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed based on the weighted average number of shares of all classes of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding during the period increased, when applicable, by dilutive common stock equivalents. When the Company has a net loss, dilutive common stock equivalents are not included as they would be anti-dilutive.

F-11

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 3: LIQUIDITY AND GOING CONCERN

In order to accomplish its business objective, the Company has raised capital through equity offerings as described in NOTE 8, and continues to raise capital subsequent to November 30, 2021. The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of November 30, 2021, of $1,830,084. The Company has cash available on hand and commitments from management for any additional cash that might be necessary, that should be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, manufacture, market and distribute its product to generate revenues, and, ultimately, to achieve profitable operations.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development and marketing of products, the need for additional capital to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary recipes and dependence on key individuals.

NOTE 4: DEPOSITS ON CONTRACTS

For the year ended November 30, 2020, deposits on Contracts include a deposit of $19,949 for raw materials and a $40,392 payment on its initial beverage production order. There were no deposits on contracts for the year ended November 30, 2021.

NOTE 5: DEPOSIT REFUNDS TO NON-ACCREDITED INVESTORS

Deposit refunds to non-accredited investors represents amounts due to investors at November 30, 2020 resulting from the Company failing to provide the financial statements and other disclosures to such non-accredited investors as required pursuant Rule 502 of the Regulation D of the Securities Act of 1933.

NOTE 6: NOTES PAYABLE

During the year ended November 30, 2021, the Company entered into a convertible promissory note with a stockholder in the amount of $25,000 bearing an annual interest rate of 8%, maturing on December 15, 2022 with an optional conversion ratio of $0.25 per common stock share at any time during the term of the note. The conversion rate is based on outstanding principal and interest divided by 100% of the stock price or if based on a $25,000 valuation. As of November 30, 2021, the balance on the note payable was $25,000.

F-12

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 6: NOTES PAYABLE (CONTINUED)

During the year ended November 30, 2021, the Company entered into a note payable with a stockholder in the amount of $120,000 bearing an annual interest rate of 10%, maturing on November 1, 2022. As of November 30, 2021, the balance on the note payable was $120,000 and is reflected a current liability on the accompanying balance sheet.

Accrued interest related to the notes payable in the amount of $1,000 is reflected on the accompanying balance sheet for the year ended November 30, 2021. No cash was paid for interest during the years ended November 30, 2021 or November 30, 2020.

NOTE 7: NOTE PAYABLE TO OFFICER

Note payable to officer consisted of a noninterest bearing note payable to the Chairman, originally maturing on December 1, 2021. The maturity date on the note was extended to December 1, 2022. As of November 30, 2021 and November 30, 2020, the balance was $17,585 and $17,685, respectively.

NOTE 8: STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of common stock, no par value. As of November 30, 2021 and November 30, 2020, the Company had 46,346,000 and 38,155,000 shares of common stock issued and outstanding, respectively. Upon incorporation on September 16, 2020, the Company issued 18,000,000 shares of common stock to its founders for $180. As of November 30, 2020, $180 had not been paid and was recorded as a stock subscription receivable. During the year ended November 30, 2021, $80 was collected and $100 was offset against note payable to officer.

On September 17, 2020, the Chairman contributed intellectual property (NOTE 2) which will serve as the primary product the Company sells in exchange for 12,000,000 shares of common stock issued to the Chairman. The intellectual property and corresponding common stock was recorded at $10,133, the Chairman’s purchase price of the intellectual property.

The Company’s Board of Directors authorized 3,500,000 shares of common stock, to be issued to bridge investors at $0.25 per share in a Regulation D offering. As of November 30, 2021 and November 30, 2020, 3,324,000 and 1,030,000 shares were issued for a total of $831,000 and $257,500, respectively.

In September 2021, the Company began issuing shares of common stock to bridge investors at $0.50 per share in a Regulation D offering. As of November 30, 2021 1,010,000 shares were issued for a total of $505,000, of which $5,000 is reflected on the balance sheet as stock subscriptions receivable.

F-13

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 8: STOCKHOLDERS’ EQUITY (CONTINUED)

The Company’s Board of Directors authorized the filing of a Regulation A+ Offering Circular, which upon the SEC qualification will authorize the Company to offer and sell 20,000,000 shares of common stock to investors at $1.00 per share in a Regulation A Tier II offering. The SEC qualified the Regulation A+ Offering on March 17, 2021. As of November 30, 2021 87,000 shares were issued for a total of $87,000.

NOTE 9: STOCK-BASED COMPENSATION

On September 17, 2020, the Company awarded common stock to employees and consultants that provided services to the Company as compensation. The value is based on market price of the stock on the date the stock was granted.

Given the absence of an active market for the Company’s common stock, the Board of Directors were required to estimate the fair value of the Company’s common stock at the time of the awards. The Board considered numerous objective and subjective factors in determining the value of the Company’s common stock at the grant date, including the following: (1) the assets and liabilities of the company; (2) the Company’s stage of development; (3) the fact that the awards involved illiquid securities in a private company and (4) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. As the Company is still in a development state and its common stock is not actively traded, the determination of fair value involves assumptions, judgments and estimates. If different assumptions were made, stock-based compensation expense and net loss could have been significantly different.

The purchase of the intellectual property in exchange for stock was the same day as the issuance of stock compensation and the bases used for the market price of the stock.

For the year ended November 30, 2020, a total of 7,125,000 fully vested common shares were issued at $0.0008 per share in exchange for various management and legal services. For the period ended November 30, 2020, the Company recognized in general and administrative expense, non-cash stock-based compensation of $6,016.

During the year ended November 30, 2021, an additional 4,800,000 fully vested common shares were issued to consultants at approximately $0.1391 per share in exchange for business development services. For the period ended November 30, 2021, the Company recognized in general and administrative expense, non-cash stock-based compensation of $668,000. The fair value of the stock compensation issued during the year ended November 30, 2021 was estimated by an independent third party actuary based on an estimate of the value of the Company using an asset approach as of November 30, 2021, less certain discounts based on the terms and nature of the common stock.

F-14

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 10: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended November 30, 2021, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject to a federal tax rate of 21% and a state tax rate of 4.46%.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended November 30, 2021 and year ended November 30, 2020:

	November 30, 2021	November 30, 2020
Federal statutory rate	21.00%	21.00%
State statutory rate	4.46%	4.46%
Valuation allowance	25.46%	25.46%
Effective tax rate	0%	0%

As of November 30, 2021, the Company has a deferred tax asset in the amount of $512,717 and a valuation allowance of $512,717. As of November 30, 2020, the Company had a deferred tax asset in the amount of $9,500 and a valuation allowance of $9,500. The valuation allowance increased by $503,217 during the year ended November 30, 2021. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected profitable operations in the foreseeable future.

Deferred taxes consist of:

	November 30, 2021	November 30, 2020
Net operating loss carryforward	$504,117	$-
Deferred startup costs	8,600	9,500
Subtotal	512,717	9,500
Valuation allowance	(512,717)	(9,500)
Net deferred taxes	-	-

The Company’s net operating loss carry forward for income tax purposes as of November 30, 2021, was approximately $1,920,000 and may be offset against future taxable income. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

F-15

A-Game Beverages, Inc.

Notes to Financial Statements

NOTE 10: INCOME TAXES (CONTINUED)

Upon incorporation, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of November 30, 2021 and November 30, 2020 the Company did not have a liability for unrecognized tax benefits.

NOTE 11: RELATED PARTY TRANSACTIONS

On September 17, 2020, the Chairman contributed intellectual property which will serve as the primary product the Company sells in exchange for 12,000,000 shares of common stock (NOTE 2 and NOTE 7). On November 1, 2020, the Company obtained a note payable from the Chairman (NOTE 8).

Included in accounts payable as of November 30, 2020, is a balance of $2,193 payable to the Company’s Chief Executive Officer (“CEO”). On September 17, 2020, the CEO was issued 5,000,000 fully vested common shares at $0.0008 per share in exchange for his management services.

NOTE 12: CONCENTRATIONS

The Company maintains its cash in financial institution depository accounts which, at times, may exceed federally insured limits. The Company monitors the credit risk of financial institutions with which it maintains its cash deposits and believes it is not exposed to any significant credit risk.

Revenue from Amazon represented approximately 70% percent total revenue for the years ended November 30, 2021.

NOTE 13: SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through February 24, 2023, the date the financial statements were available to be issued.

In February 2022, the Company entered into a line of credit with a stockholder in the amount of $1,000,000 bearing an annual interest rate of 10%, maturing on February 2023 with an optional conversion ratio of $0.50 per common stock share at any time during the term of the note. The maturity date was extended to December 2023. As of the date of the audit report the balance on the line of credit was $1,000,000.

The Company extended the notes payable in Note 6 and Note 7 to mature in December 2023.

Subsequent to November 30, 2021 the Company issued 12,104,000 shares of zero par value common stock for a total value of $6,148,000. The Company also issued 14,480,000 shares of stock as compensation for services subsequent to year end.

F-16

Index to Exhibits

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (Filed with Form 1-A on February 5, 2021)

3.2	Bylaws (Filed with Form 1-A on February 5, 2021)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K in Clermont, Florida on March 1, 2023.

A-GAME BEVERAGES, INC.

By:	/s/ Randall Greene
Randall Greene
Chief Executive Officer/Chief Financial
Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall Greene	Chief Executive Officer/Chief Financial Officer/Director	March 1, 2023
Randall Greene